Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the reference to our firm under the caption “Experts” and use of our report dated March 31, 2021 with respect to our audits of the consolidated financial statements of HealthLynked Corporation as of December 31, 2020 and 2019, which appears in this Registration Statement on Form S-8.

/s/ RBSM LLP

New York, NY

October 13, 2021